EXHIBIT 10.1

UNIT PURCHASE AGREEMENT

By and Among

TNR HOLDINGS LLC,

MESA ENERGY, INC.,

ARMADA OIL, INC.,

and

GULFSTAR RESOURCES LLC

Dated as of December 20, 2013

INDEX TO SCHEDULES

SCHEDULE I	Disclosure Schedule

INDEX TO EXHIBITS

EXHIBIT A EXHIBIT B EXHIBIT C EXHIBIT D	Use of Proceeds for Initial Closing Use of Proceeds for Subsequent Closing(s) Use of Proceeds for Purchase Option Exercise Form of LLC Agreement
EXHIBIT E	Form of Contribution Agreement
EXHIBIT F	Form of Opinion of Company Counsel
EXHIBIT G	Form of Transition Services Agreement
EXHIBIT H	Pro Forma Statement of Assets and Liabilities

UNIT PURCHASE AGREEMENT

UNIT PURCHASE AGREEMENT, dated as of December 20, 2013, by and among TNR HOLDINGS LLC, a Delaware limited liability company (the “Company”), MESA ENERGY, INC., a Nevada corporation (“Mesa”), ARMADA OIL, INC., a Nevada corporation (“Armada”; together with Mesa, the “Parent Parties”) and GULFSTAR RESOURCES LLC, a Nevada limited liability company (the “Purchaser”).

W I T N E S S E T H

WHEREAS, the Company is in the business of engaging in oil exploration and production (the “Business”);

WHEREAS, the Company is a wholly-owned subsidiary of Mesa;

WHEREAS, each of Tchefuncte Natural Resources, LLC (“Tchefuncte”) and Mesa Gulf Coast, LLC (“MGC,” and, together with Tchefuncte, the “Subsidiaries”) are wholly-owned subsidiaries of the Company;

WHEREAS, the Company wishes to (i) issue and sell to the Purchaser 18,123 Class A Units (the “Purchased Units”) of the Company and (ii) grant the Purchaser the option to purchase an additional 9,718 Class A Units on the terms and conditions set forth herein; and

WHEREAS, the Purchaser wishes to purchase the Purchased Units, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE I

THE PURCHASED UNITS

Section 1.1 Issuance, Sale and Delivery of the Purchased Units.  On the Initial Closing Date (as hereinafter defined), the Company shall issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company on the terms and subject to the conditions of this Agreement (the “Initial Unit Purchase”), 6,250 Class A Units at a price of $1,000 per Class A Unit (the “Purchase Price”), including, for the avoidance of doubt, Class A Units to be issued pursuant to the terms of that certain Convertible Promissory Note dated December 2, 2013 made by Armada in favor of the Purchaser (the “Convertible Note”).

Section 1.2 Initial Closing.  The initial closing of the sale and purchase of Purchased Units (the “Initial Closing”) shall take place at the offices of Herrick, Feinstein LLP, 2 Park Avenue, New York, New York 10016, on December 31, 2013, at 10:00 a.m., New York time, or at such other date and time as may be agreed upon between the Purchaser and the Company (such date and time being called the “Initial Closing Date”).  The closing may take place by .pdf or facsimile signatures with originally executed documents to follow by overnight delivery.  At the Initial Closing, the Company shall issue the appropriate number of Purchased Units to Purchaser and register the Purchaser as the owner of such Purchased Units in the books and records of the Company.  As payment in full for the Purchased Units on the Initial Closing Date, the Purchaser shall deliver the Purchase Price for the applicable number of Purchased Units to the Company by wire transfer pursuant to wire instructions provided by the Company to the Purchaser in writing, taking into account, for the avoidance of doubt, the conversion of the Convertible Note pursuant to Section 5 thereof.

Section 1.3 Subsequent Closing.  The Purchaser shall be obligated to purchase an additional aggregate 11,873 Class A Units at a price of $564.31 per Class A Unit at one or more additional closings (each, a “Subsequent Closing”), such Subsequent Closing(s) to take place within thirty (30) days after the written request of the management of the Company, provided that the Subsequent Closings shall occur within 90 days of the Initial Closing.

Section 1.4 Option to Purchase Additional Class A Units.

(a) Grant of Option.  The Company hereby grants the Purchaser the option (the “Purchase Option”) to purchase up to an additional 9,718 Class A Units (the “Additional Units”), at one or more additional closings, at a price of $468.20 per Class A Unit, for an aggregate additional purchase price of up to Four Million Five Hundred Fifty Thousand Dollars ($4,550,000) (the “Additional Unit Purchase”).

(b) Purchase Option Exercise.  If the Purchaser elects to exercise the Purchase Option for all or any portion of the Additional Units, it shall do so by delivering written notice (the “Exercise Notice”) to the Company of its intention to exercise the Purchase Option.    Upon receipt of the Exercise Notice by the Company, the Company and the Purchaser shall endeavor to close a purchase transaction as soon as practicable thereafter, but in any event within five (5) business days thereof.  The purchase of Additional Units shall be made pursuant to a purchase agreement that is substantially similar to this Agreement.

Section 1.5 Use of Funds.  The parties agree that the proceeds of the Initial Unit Purchase, less transaction expenses, shall be used by the Company for the uses and in the amounts set forth on Exhibit A. The parties agree that the proceeds of the Subsequent Closing(s), less transaction expenses, shall be used by the Company for the uses and in the amounts set forth on Exhibit B.  The parties agree that the proceeds of the Purchase Option Exercise, less transaction expenses, shall be used by the Company for the uses and in the amounts set forth on Exhibit C.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Parent Parties jointly and severally represent and warrant to the Purchaser as provided in this Article II.  For the avoidance of doubt, the term “Company” as used in the remainder of this Article II shall, as appropriate, include the Company and each of the Subsidiaries.

Section 2.1 Organization, Qualifications and Corporate Power.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business as a foreign limited liability company and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to do so would not be reasonably expected to have a material adverse effect on the operations, assets or liabilities, results of operations or financial condition of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”).  Each of Mesa and the Subsidiaries (the “Related Parties”) is an entity duly organized, validly existing and in good standing under the laws of its state, province or territory of its organization and is duly licensed or qualified to transact business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to do so would not be reasonably expected to have a Material Adverse Effect; such jurisdictions are set forth on Section 2.1(a) of the Disclosure Schedule attached hereto as Schedule I (which Disclosure Schedule makes explicit reference to the particular representation as to which such exception shall apply).  (The disclosure of an item in one section of the Disclosure Schedule shall be sufficient to respond to any other applicable Section of this Article II; provided that the applicability to any other section of the Disclosure Schedule be apparent on the face of the item disclosed or appropriately cross-referenced.)  Each of the Company and each Related Party has all requisite entity power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, and to execute, deliver and perform this Agreement.  Mesa has all requisite entity power and authority to execute, deliver and perform the LLC Agreement in the form attached as Exhibit D (the “LLC Agreement”), that certain Contribution Agreement dated of even date herewith between Mesa and the Company in the form attached hereto as Exhibit E (the “Contribution Agreement” and, together with the LLC Agreement and this Agreement, the “Transaction Documents”), and to issue, sell and deliver the Purchased Units.

(b) Except for Subsidiaries, the Company has no subsidiaries.  Neither the Company nor any of the Subsidiaries (i) owns of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any other corporation or (B) any equity interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise or (ii) controls, directly or indirectly, any other entity.

Section 2.2 Authorization of Agreements, Etc.

(a) The execution and delivery by the Company and each of the Related Parties of the Transaction Documents to which each such entity is a party, the performance by the Company and the Related Parties of their respective obligations thereunder, and the issuance, sale and delivery of the Purchased Units have been duly authorized by all requisite action, (including, for the avoidance of doubt, the requisite approval of the directors of the Related Parties and the unanimous approval of all members of the Company) and do not and will not violate any law, any order of any court or other agency of government, the Certificate of Formation of the Company (the “Certificate”), the organizational documents of any of the Related Parties, or the LLC Agreement, or, except as set forth on Section 2.2(a) of the Disclosure Schedule, any provision of any indenture, agreement or other instrument to which the Company, the Related Parties, or any of their respective properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation, under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or the Related Parties, or result in the imposition of a penalty on the Company or the Related Parties or other adverse consequence.

(b) The Purchased Units have been duly authorized and, when issued and sold in accordance with this Agreement, will be validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company except as set forth in the LLC Agreement.  Except as set forth in the LLC Agreement, neither the issuance, sale or delivery of the Purchased Units is subject to any preemptive right of members of the Company or to any right of first refusal or other right in favor of any person.

Section 2.3 Validity.  This Agreement has been duly executed and delivered by each of the Company and each of the Related Parties and constitutes the legal, valid and binding obligation of the Company and each of the Related Parties, respectively, enforceable in accordance with its terms, except that (i) enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.  The other Transaction Documents, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of the Company and each of the Related Parties, respectively, enforceable in accordance with their respective terms, except that (i) enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

Section 2.4 Units.

(a) Immediately after the Initial Closing, the outstanding equity interests of the Company will consist of (i) 6,250 Class A Units and (ii) 11,932 Class B Units (the Class A Units and Class B Units are collectively referred to herein as, the “Units”).

(b) Except for the 11,932 Class B Units owned by Mesa and as contemplated by the Transaction Documents, (i) no person owns of record or is known to the Company to own beneficially any membership interests of the Company or , (ii) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding and (iii) there is no commitment by the Company to issue membership interests, subscriptions, warrants, options, convertible securities, or similar rights or, except pursuant to leases and overriding royalty interests existing on the date hereof, to distribute any share of profits or revenues.  Except as provided for in the LLC Agreement or as contemplated by this Agreement, the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.  Except for the LLC Agreement, the Company is not a party or subject to, and to the Company’s knowledge, there are no voting trusts or agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company (whether or not the Company is a party thereto).  All of the outstanding securities of the Company were issued in compliance with all applicable Federal and state securities laws.

(c) Neither the offer nor the issuance, sale or delivery of the Purchased Units constitutes or will constitute an event, under any equity or convertible security or any anti-dilution or similar provision of any agreement or instrument to which the Company is a party or by which it is bound or affected, which shall either increase the number of membership interests issuable upon conversion of any securities or upon exercise of any warrant or right to subscribe to or purchase any membership interests or similar security, or decrease the consideration per membership interest to be received by the Company upon such conversion or exercise.

Section 2.5 Financial Statements.  Attached hereto as Section 2.5 of the Disclosure Schedule are true and correct copies of (a) the unaudited balance sheet of Tchefuncte and MGC as of September 30, 2013 and the related unaudited statements of income for each of the fiscal quarters ended March 31, 2013, June 30, 2013, and September 30, 2013.  All such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied with the exception of footnotes, normal year-end adjustments and the specific items listed at the top of Schedule 2.5 of the Disclosure Schedule and fairly present in all material respects the financial position of Tchefuncte and MGC and results of operation of Tchefuncte and MGC as of the dates set forth therein.  Since September 30, 2013 (the “Balance Sheet Date”), (i) there has been no change in the assets, liabilities or financial condition of Tchefuncte from that reflected in the September 30, 2013 balance sheet (the “Balance Sheet”) except for changes in the ordinary course of business which in the aggregate have not been materially adverse and (ii) there has been no Material Adverse Effect.  Except as set forth on the Balance Sheet or the exceptions listed in the Schedule, none of the Companies or the Subsidiaries has any liabilities, other than (i) operating expenses incurred by Tchefuncte and MGC in the ordinary course since the date of the Balance Sheet which are not material in the aggregate and (ii) subsidiary guarantor liability under the F&M Facility.

Section 2.6 Absence of Changes.  Since the date of the Balance Sheet and except to the extent set forth in Section 2.6 of the Disclosure Schedule, or as contemplated by this Agreement, the Company has not (i) issued any membership interest, bond or other security, (ii) borrowed any amount or incurred or become subject to any liability of the type that would be required by generally accepted accounting principles to be included on the Balance Sheet, except trade payables incurred in the ordinary course of business which are not in the material in the aggregate (iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) except in the ordinary course of business and consistent with past practices, (iv) declared or made any payment or distribution in respect of its equity to members to stockholders, or purchased or redeemed any membership interest, capital stock or other security, (v) mortgaged, pledged, encumbered or subjected to lien any of its assets, tangible or intangible, (vi) sold, assigned or transferred any of its assets except in the ordinary course of business, or canceled any debt or claim, (vii) suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business, (ix) made any change in officer compensation except in the ordinary course of business and consistent with past practice, (x) made any material change in the manner of business or operations of the Company, (xi) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby, (xii) sold, assigned or transferred any claims, Real Property, or fee property, or (xiii) entered into any commitment (contingent or otherwise) to do any of the foregoing.

Section 2.7 Litigation; Compliance with Law and Organizational Documents.

(a) There is no (i) action, suit, claim, proceeding or investigation pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its assets or properties, at law or in equity, or before or by any foreign or domestic, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, (ii) arbitration proceeding relating to the Company pending under collective bargaining agreements or otherwise or (iii) foreign or domestic governmental inquiry pending or, to the Company’s knowledge, threatened against or affecting the Company (including without limitation, any inquiry as to the qualification of the Company to hold or receive any license or permit), and there is no basis for any of the foregoing.  The Company is not in default with respect to any order, writ, injunction or decree known to or served upon the Company of any court or of any foreign or domestic, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.  There is no action or suit by the Company pending, threatened or contemplated against others.

(b) The Company has not received any notice of any shareholder, member, or other equity holder action, suit, claim, proceeding or investigation that is pending or, to the Company’s knowledge, threatened against or affecting any Related Party or any of their respective assets or properties, at law or in equity, or before or by any foreign or domestic, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

(c) The Company has complied with all foreign and domestic laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services, except where the failure to be so in compliance would not have a Material Adverse Effect.  The Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted, and the Business has been operated pursuant to and in compliance in all material respects with the terms of all such permits, licenses and other authorizations; all such permits, licenses and other authorizations are listed on Section 2.7(c) of the Disclosure Schedule, other than permits, licenses and other authorizations the failure to have or maintain which would not reasonable be expected to have a Material Adverse Effect.  To the knowledge of the Company, there is no existing law, rule, regulation or order, whether foreign or domestic, Federal, state, county or local, which would prohibit or restrict the Company from, or otherwise materially adversely affect the Company in, conducting its business in any jurisdiction in which it is now conducting business.

Section 2.8 Properties; Assets.  The Company has good, clear and valid title to its properties and assets other than interests in real property (which are the subject of Section 2.9 below), including those reflected on the Balance Sheet or acquired by it since the date of the Balance Sheet, and, except as set forth on Section 2.8 of the Disclosure Schedule, all such properties and assets are free and clear of pledges, security interests, liens, charges, claims, restrictions and other encumbrances (including without limitation, licenses, except for Third Party Licenses consisting of off-the-shelf commercial software).  The tangible properties and assets of the Company used in the operation of its business are in good working condition and repair, ordinary wear and tear excepted.  The assets owned by the Company constitute all of the assets used or held for use or otherwise needed for the conduct of the Business by the Company.

Section 2.9 Real Property and Leases; Oil and Gas Leases.

(a) Section 2.9(a) of the Disclosure Schedule sets forth a legal description of all Real Property that the Company owns, leases or subleases, and any lien or encumbrance arising by, through or under the Company on any such owned Real Property or the Company’s leasehold interest therein.

(b) Section 2.9(b) of the Disclosure Schedule sets forth all (i) capital leases to which the Company is a party, (ii) Leases to which the Company is a party.

(c) Each Lease and all other leases or agreements to which the Company is a party under which it is a lessee of any Real Property or personal property (including mineral, oil and gas leases) (i) is a valid and subsisting agreement of the Company, duly authorized and entered into, acquired, or assumed by the Company, (ii) there exists no default of the Company thereunder which could reasonably be expected to give rise to, with due notice or lapse of time or both, a material penalty or termination thereof and, to the Company’s knowledge, there are no defaults thereunder by any other party thereto, (iii) all royalties, signing bonuses, delay rentals, and other payments due under the Leases have been timely and properly paid, and (iv) record title to all Leases is held in the name of the Company.  The Company’s possession of such property has not been disturbed and, to the Company’s knowledge, no claim has been asserted against the Company adverse to its rights in such leasehold interests.  All active mineral, oil, and gas leases to which the Company is a party, including each of the Leases (1) are on “pay” or “paid up” status with the applicable pipeline companies and lessors, (2) require no further obligation payments (including lease bonuses, lease rentals and deferred payments of any kind) through the remainder of the respect terms of such Leases, and (3) the Company is receiving its full share of net revenue from such Leases.

(d) The Company has paid all lease operating expenses, capital expenses, joint interest billings, and other costs and expenses attributable to the ownership and operation of the Leases and other Oil and Gas Assets in a timely manner before becoming delinquent.  None of the Company’s mineral, oil, and gas leases have been suspended during the time in which the Company has been party to such leases and payments have been made to the Company every month during the time in which the Company has been party to such leases.  The performance by the Company of this Agreement and the Transaction Documents will not result in the termination of, or in any increase of any amounts payable under, any Lease.  To the Company’s knowledge, there are no condemnation, environmental, zoning or other land use regulation proceedings, either instituted or to the Company's knowledge planned to be instituted, which would adversely affect the use or operation of the Company’s properties and assets for their respective intended uses and purposes, or the value of such properties, and the Company has not received notice of any special assessment proceedings which would affect such properties and assets.

(e) All of the Leases are held by production and are not expired.

(f) The Company is not a party to any agreement for the sale of hydrocarbons from the Oil and Gas Assets containing a take-or-pay, advance payment, prepayment or similar provision, or under any gathering, transmission or any other agreement with respect to the Oil and Gas Assets to gather, deliver, process or transport any hydrocarbons without then or thereafter receiving full payment therefor.

(g) With respect to each of the Leases: (i) the Net Acres attributable to each of the Leases total not less than the Stated Net Acres for such Lease and (ii) the Net Revenue Interest in each of the Oil and Gas Assets is not less than the Stated Net Revenue Interest for each such Oil and Gas Asset.

(h) The Oil and Gas Assets are free and clear of all liens, encumbrances, and material defects in and claims on title.

Section 2.10 Reserve Reports, Production Reports, and Lease Operating Statement.  The Company has delivered to the Purchaser true and correct copies of all reports requested or commissioned by any of the Related Parties in writing estimating the Company’s proved oil and gas reserves (the “Company Reserve Reports”), as well as unaudited production reports (the “Production Reports”) and a 2012 lease operating statement (the “Lease Operating Statement”).  The Company has no knowledge of any material errors in the assumptions and estimates employed in connection with the preparation of the Company Reserve Reports.  The Production Reports and the Lease Operating Statement are true and correct in all material respects.  Set forth in Section 2.10 of the Disclosure Schedule is a list of all oil and gas interests reflected in the Company Reserve Reports or that are otherwise held by the Company.  To the best of Company’s knowledge, the Company has good and defensible title for oil and gas purposes to all such oil and gas interests.

Section 2.11 Insurance.  Mesa or the Company has at all times maintained, and caused each of its subsidiaries (if any) to maintain as to the Company’s and its subsidiaries’ respective properties and business, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.

Section 2.12 Taxes.  Except as set forth in Section 2.12 of the Disclosure Schedule, the Company has filed all tax returns, Federal, foreign, state, county and local, required to be filed by it, and all taxes shown to be due by such returns as well as all other ad valorem, property, production, severance, excise and other taxes and assessments based on or measured by the ownership of the Oil and Gas Assets, the production of hydrocarbons therefrom or the receipt of proceeds therefrom as are due and payable, and all other taxes, assessments and governmental charges which have become due or payable have been paid, including without limitation all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties.  The Company has established adequate reserves for all taxes accrued but not yet payable.  All tax elections of any type that the Company has made as of the date hereof are set forth in the financial statements referred to in Section 2.5.  The Federal tax returns of the Company have never been audited by the Internal Revenue Service or other taxing or governmental authority.  No deficiency assessment with respect to or proposed adjustment of the Company’s Federal, state, county or local taxes is pending or, to the Company’s knowledge, threatened.  There is no tax lien (other than for current taxes not yet due and payable), whether imposed by any foreign, Federal, state, county or local taxing authority, outstanding against the assets, properties or business of the Company.  The Company has not elected to be treated as a corporation for Federal income tax purposes.  Neither the Company nor any of its present members or former stockholders has ever filed an election pursuant to Section 1362 of the Internal Revenue Code of 1986, as amended (the “Code”), that the Company be taxed as an “S” corporation.

Section 2.13 Other Agreements.  Except as provided in the Transaction Documents and as set forth in Section 2.13 of the Disclosure Schedule, the Company is not a party to or otherwise bound by any written or oral:

(a) agreement for the employment of any officer, employee or other person (whether of a legally binding nature or in the nature of informal understandings) on a full-time or consulting basis which is not terminable on notice without cost or other liability to the Company;

(b) bonus, pension, profit-sharing, retirement, hospitalization, insurance, equity purchase, equity incentive or other plan, agreement or understanding pursuant to which benefits are provided to any employee of the Company (other than as set forth in the LLC Agreement and group insurance plans which are not self-insured and are applicable to employees generally);

(c) agreement relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Company;

(d) guaranty of any obligation for borrowed money or otherwise, including personal guarantees by members, managers, officers, or employees of the Company or any affiliate;

(e) voting trust or agreement, operating agreement, pledge agreement, buy-sell agreement or first refusal or preemptive rights agreement relating to any securities of the Company (other than the LLC Agreement and the limited liability company agreements of the Subsidiaries);

(f) agreement, or group of related agreements with the same party or any group of affiliated parties, under which the Company (a) has advanced or agreed to advance money or (b) has agreed to lease (other than leases covered by Section 2.9) any property as lessee or lessor exceeding $25,000 per annum individually;

(g) agreement or obligation (contingent or otherwise) to issue, sell or otherwise distribute or to repurchase or otherwise acquire or retire any of its equity securities, other than this Agreement;

(h) assignment, license or other agreement with respect to any form of intangible property;

(i) agreement obligating the Company to register any of its presently outstanding securities or any of its securities that may hereafter be issued;

(j) agreement relating to any conveyance of assets or liabilities, other than the Contribution Agreement;

(k) agreement under which it has limited or restricted its right to compete with any person in any respect;

(l) hedge, swap, option or other agreement related to the mitigation of risk; or

(m) other agreement or group of related agreements with the same party involving more than $25,000 or continuing over a period of more than six months from the date or dates thereof (including renewals or extensions optional with another party), which agreement or group of agreements is not terminable by the Company without penalty or cost upon notice of thirty (30) days or less.

The Company, and to the Company’s knowledge, each other party thereto have in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), have received no notice of default and are not in default (with due notice or lapse of time or both) under any agreement, instrument, commitment, plan or arrangement to which the Company is a party or by which it or its property may be bound.  The Company is in full compliance with all of the terms and provisions of the LLC Agreement.

Section 2.14 Loans and Advances.  Except to the extent set forth on Section 2.14 of the Disclosure Schedule, the Company does not have any outstanding loans or advances to any person and is not obligated to make any such loans or advances, except, in each case, for advances to employees of the Company in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for the Company.

Section 2.15 Third Party Approvals.  Subject to the accuracy of the representations and warranties of the Purchaser set forth in Article III, no registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality (a “Governmental Body”), and,  except as set forth in Section 2.15 of the Disclosure Schedule, no consent or approval of, or advance written notification to, any other person (including, for the avoidance of doubt, the respective shareholders or other equity owners of the Related Parties) is or will be necessary for the valid execution, delivery and performance by the Company of the Transaction Documents, the issuance, sale and delivery of the Purchased Units.

Section 2.16 Disclosure.  Neither this Agreement nor any Schedule or Exhibit to this Agreement or any other Transaction Document delivered by the Company to the Purchaser or their attorneys in connection herewith or therewith, when taken as a whole, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  To the knowledge of the Company, there is no fact which the Company has not disclosed to the Purchaser in writing and of which the Company is aware which has resulted in or could result in a Material Adverse Effect.

Section 2.17 Offering of the Purchased Units.  Neither the Company nor any person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Purchased Units or any security of the Company similar to the Purchased Units has offered the Purchased Units or any such similar security for sale to, or solicited any offer to buy the Purchased Units or any such similar security from, or otherwise approached or negotiated with respect thereto with, any person or persons, and neither the Company nor any person acting on its behalf has taken or will take any other action (including, without limitation, any offer, issuance or sale of any security of the Company under circumstances which might require the integration of such security with Purchased Units under the Securities Act or the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder), in either case so as to subject the offering, issuance or sale of the Purchased Units to the Purchaser to the registration provisions of the Securities Act.

Section 2.18 Brokers.  Except as set forth in Section 2.18 of the Disclosure Schedule, the Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

Section 2.19 Officers.  Set forth in Section 2.19 of the the Disclosure Schedule is a list of the names of the officers and other key persons (including any key consultants) of the Company and the Subsidiaries, together with the title or job classification of each such person and the total compensation anticipated to be paid to each such person by the Company in 2013. Except as set forth in Section 2.19 of the Disclosure Schedule, none of such persons has an employment agreement or understanding, whether oral or written, with the Company that is not terminable on notice by the Company without cost or other liability to the Company.

Section 2.20 Transactions with Affiliates.  Except as set forth in Section 2.20 of the Disclosure Schedule, no director, officer, employee or stockholder of the Company, any Related Party, or their respective affiliates, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by rental of Real Property or personal property from or otherwise requiring payments to any such person or firm, other than employment-at-will arrangements in the ordinary course of business.

Section 2.21 Employees.  No employee or former employee of the Company is in violation of any term of any employment contract, patent disclosure agreement, confidentiality agreement or any other contract or agreement relating to the relationship of any such employee with the Company.  No officer or key employee of the Company has advised the Company (orally or in writing) that he intends to terminate employment with the Company.  The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes.  The Company does not have collective bargaining agreements with any of its employees.

Section 2.22 ERISA.  Neither, the Company nor any trade or business which would be treated as a single employer with the Company for purposes of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) has maintained, adopted or established, contributed to or been required to contribute to, or otherwise participated in or been required to participate in, (i) any “employee welfare benefit plan” or “welfare plan” as defined under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any “employee pension benefit plan” or “pension plan” as defined under Section 3(2) of ERISA, (iii) any “excess benefit plan” as defined under Section 3(36) of ERISA; (iv) any “multiemployer plan” as such term is defined under Section 3(37)(A) of ERISA; (v) any “multiple employer welfare arrangement” as defined under Section 3(40) of ERISA; (vi) any plan, fund, program, agreement or arrangement which is unfunded and which is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as such term is referred to in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA; or (vii) any other plan, fund program, agreement or arrangement, whether oral or written, which is subject to any of the provisions of ERISA or to Section 401 of the Code.  Neither the Company nor any ERISA Affiliate has committed itself, orally or in writing, or is subject to any obligation, to create, establish, adopt, maintain or participate in any plan, fund, program, agreement or arrangement subject to the provisions of ERISA.  In addition, neither the Company nor any ERISA Affiliate is subject to any obligation to provide or to cause to be provided any severance, salary continuation, termination, disability, death, retirement, health or medical benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, lay-off or reduction in force, change in control, sick pay, vacation pay, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit or similar benefit to any person (including, without limitation, any former or current employee) under any contract, plan, arrangement, policy or practice, whether in writing or not, and whether legally binding or not.

Section 2.23 Environmental and Safety Laws.  The Company has conducted its business at all times in material compliance with all applicable Environmental Laws.  To the Company’s knowledge none of the properties (including Real Property) currently owned, leased or operated by the Company contain any Hazardous Substance in amounts exceeding in any material respects the levels permitted by applicable Environmental Laws.  The Company has not received any notices, demand letters or requests for information from any governmental authority or other person, which have not heretofore been resolved with such governmental authority or other person, indicating that the Company may be in violation of, or liable under, any Environmental Law.  There are no actions, suits, claims, proceedings, or investigations pending or to the Company’s knowledge threatened against the Company relating to any violation, or alleged violation, of any Environmental Law.  No reports have been filed, or are required to be filed, by the Company concerning the Release of any Hazardous Substance or the threatened or actual violation of any Environmental Law which have not heretofore been resolved.  To the Company’s knowledge no Hazardous Substance has been disposed of, Released, or transported in violation of any applicable Environmental Law from any properties (including Real Property) owned or operated by the Company, except where such event would not be reasonably expected to have a Material Adverse Effect.  No remediation (other than reclamation in the ordinary course of business) or investigation of Hazardous Substances is occurring at any Real Property owned or operated by the Company.  The Company and its properties (including Real Property) are not subject to any material liabilities relating to any proceeding, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or relating to a violation or alleged violation of any Environmental Law by the Company or any person.

Section 2.24 Bank Accounts.  The Company and the Subsidiaries each maintain separate bank accounts.  Section 2.24 of the Disclosure Schedule sets forth all bank accounts maintained by the Company and each Subsidiary and all authorized signatories therefor, specifying their respective authority.  The accounts set forth on Section 2.24 of the Disclosure Schedule are the only bank accounts which the Company and the Subsidiaries use to conduct their respective businesses.

Section 2.25 Investment Company.  The Company is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, and will not be an investment company under such Act after giving effect to the use of proceeds from the sale of the Shares to the Purchaser.

Section 2.26 Foreign Corrupt Practices Act.  The Company has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder.  To the best of the Company’s knowledge after due inquiry, there is not now, and there has never been, any employment by the Company of, or beneficial ownership in the Company by, any governmental or political official in any country in the world.

Section 2.27 Plug and Abandonment Liabilities.  Section 2.27 of the Disclosure Schedule sets forth the Company’s plug and abandonment liabilities, the Company’s reserves in connection therewith, and the accounts where such reserves are kept, including all site-specific trust accounts.  Except for the Wells or wells that have been plugged and abandoned in accordance with all applicable laws, and except as set forth on Section 2.27 of the Disclosure Schedule, there are no dry holes, or shut in or otherwise inactive wells, located in any portion of the Oil and Gas Assets or on lands pooled or unitized therewith that were drilled, completed or operated by the Company or, to the Company’s knowledge, by any other operator. In addition, all Wells that were drilled, completed or operated by the Company, or drilled, completed or operated by a third party operator are in compliance with all applicable laws and such applicable laws do not, as of the Effective Date, require that such Wells be plugged or abandoned.

Section 2.28 Permits.  The Company has obtained and is maintaining all permits that are necessary or required for the ownership and operation of the Oil and Gas Assets as currently owned and operated. The Company has operated the Oil and Gas Assets in accordance with the conditions and provisions of such permits, and no written notices of violation have been received by the Company, and no proceedings are pending or, to the Company’s knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such permits or that would require any corrective or remediation action by the Company.

Section 2.29 Drilling Obligations.  Except to the extent of those obligations previously fulfilled by the Company, none of the Leases contain any express provision obligating the Company to drill any wells (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease).

Section 2.30 Non-Consent Operations. The Company has not elected not to participate in any operation or activity proposed with respect to any of the Leases or Wells that could result in any of the Company’s interest in any portion of the Oil and Gas Assets becoming subject to a preferential right, relinquishment, reassignment, penalty or forfeiture as a result of such election not to participate in such operation or activity.

Section 2.31 Preferential Rights and Consents.  There are no preferential rights to purchase or consents to assignment that are applicable to any of the Oil and Gas Assets and the transactions contemplated hereby.

Section 2.32 Area of Mutual Interest and Other Agreements.  None of the Oil and Gas Assets are subject to (i) any area of mutual interest agreement, or (ii) any farmout agreement, farmin agreement or similar agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 3.1 Securities Act; Authorization.  The Purchaser, represents and warrants to the Company and the Related Parties that:

(a) it is an “accredited investor” within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Purchased Units; and

(b) the Purchased Units being purchased by it are being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof.

Section 3.2 Organization and Authorization of Purchaser.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada with all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Purchaser has the requisite limited liability company power, capacity and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party.  The execution and delivery of this Agreement and such other agreements and documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by Purchaser and no other action on the part of Purchaser is necessary to authorize the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (b) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

Section 3.3 No Violation.  The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by Purchaser and the consummation of the Transactions will not (a) violate any provision of the organizational documents of Purchaser, (b) violate any law or order by which Purchaser or its properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any Person with respect to any indenture or material agreement or instrument to which Purchaser is a party or any of its properties or assets is bound, in each case that would affect the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 3.4 Consents. No consent, approval or other authorization of any governmental authority or third party is required as a result of or in connection with the execution and delivery of this Agreement and the other Transaction Documents to be executed by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement.

Section 3.5 Brokerage, Financial Advisor or Finder Fees.  No agent, advisor, broker, person or firm acting on behalf of the Purchaser is, or will be, entitled to any commission or broker’s, advisor’s or finder’s fees from the Company in connection with any of the transactions contemplated hereby.

ARTICLE IV

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

Section 4.1 Condition to the Obligations of the Purchaser on the Initial Closing Date.  The obligation of the Purchaser to purchase and pay for the Purchased Units being purchased by it on the Initial Closing Date is subject to the satisfaction or waiver, on or before the Initial Closing Date, of the following conditions:

(a) Opinion of Company’s Counsel.  The Purchaser shall have received from Gottbetter & Partners, LLP, counsel for the Company and the Parent Parties, an opinion dated the Initial Closing Date, in form and scope reasonably satisfactory to the Purchaser and their counsel, in the form set forth on Exhibit F attached hereto.

(b) Representations and Warranties to be True and Correct.  The representations and warranties contained in Article II shall be true, complete and correct on and as of the Initial Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the President of the Company shall have certified to such effect to the Purchaser in writing.

(c) All Proceedings to be Satisfactory.  All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Purchaser and their counsel, and the Purchaser and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

(d) Supporting Documents.  The Purchaser and its counsel shall have received copies of the following documents:

(i) (A) the Certificate, certified as of a recent date by the Secretary of State of the State of Delaware, and (B) a certificate of said Secretary, dated as of a recent date, as to the due organization and good standing of the Company;

(ii) certificates of the Secretary or an Assistant Secretary of the Company and each Related Party dated the Initial Closing Date and certifying: (A) that attached thereto is a true and complete copy of the By-laws (or, other organizational documents) of the Company or Related Party, as applicable, as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the stockholders of the Company or Related Party, as applicable, authorizing the execution, delivery and performance of the Transaction Documents, the issuance, sale and delivery of the Purchased Units, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by the Transaction Documents; (C) that the Certificate or other appropriate organizational document, as applicable has not been amended since the date of certification set forth on the Certificate or other organizational document delivered pursuant to clause (i)(A) above; (D) that no proceeding for liquidation or dissolution of the Company or Related Party, as applicable, is pending or contemplated; and (E) to the incumbency of each officer of the Company or Related Party, as applicable, executing any of the Transaction Documents and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company or Related Party, as applicable, as to the incumbency of the officer signing the certificate referred to in this clause (ii); and

(iii) such additional supporting documents and other information with respect to the operations and affairs of the Company as the Purchaser or their counsel reasonably may request.

(e) LLC Agreement.  The LLC Agreement shall have been executed and delivered by each party thereto other than the Purchaser.

(f) Bank Consent.  The Purchaser shall have received an executed document evidencing the Bank’s consent to the transactions contemplated by this Agreement, in form and scope reasonably satisfactory to the Purchaser and their counsel.

(g) Contribution Agreement.  The Company and Mesa shall have executed a Contribution Agreement in the form set forth on Exhibit D attached hereto.

(h) Transition Services Agreement.  The Purchaser and Mesa shall have executed a Transition Services Agreement in the form set forth on Exhibit G attached hereto.

ARTICLE V

COVENANTS

Section 5.1 F&M Facility.  In the event that there is a default under the F&M Facility, Purchaser shall have the right to pay such amounts to the Bank as may be necessary to cure such default.  Any such payment shall be deemed to be a capital contribution under the terms of the LLC Agreement.  In the event that any cash or other property is transferred from the Company or any Subsidiary (including, without limitation, pursuant to an account control agreement) in connection with the F&M Facility, whether voluntarily or involuntarily, then Purchaser’s pro rata share of such cash or other property (in proportion to Purchaser’s Ownership Percentage, as that term is defined in the LLC Agreement) shall be deemed to be a capital contribution by the Purchaser under the terms of the LLC Agreement.  The Parent Parties agree not to take, or fail to take, any action, including requesting advances or borrowing additional funds, that will result in the Bank advancing any funds under the F&M Facility or making any payment that would be deemed to be an advance of funds to the extent such advance or payment would result in the total amount of principal and interest outstanding under the F&M Facility to be more than $8,222,693 or in the total amount of letters of credit outstanding to be more than $4,603,125.  If the Bank’s liens on the assets of the Company and the Subsidiaries are not removed by December 31, 2014, Purchaser shall have the right to pay such amounts to the Bank and/or provide such other security and/or replacement letters of credit as may be necessary to remove all such liens.  Any such payment shall be deemed to be a capital contribution under the terms of the LLC Agreement.

Section 5.2 Effective Time Balance Sheet.  Mesa hereby assumes and agrees to timely discharge (i) all current liabilities and trade payables accrued as of 11:59 p.m. CST on December 31, 2013 (the “Effective Time”), or otherwise relating to services performed or goods delivered on or before the Effective Time and (ii) any obligations under any hedge agreements relating to production prior to the Effective Time.  The Purchaser agrees that all cash held by the Company as of the Effective Time or collected by the Company after the Effective Time, in each case, that represents revenue accrued by the Company as of the Effective Time shall be distributed to Mesa (including, for the avoidance of doubt, any amounts owed to the Company under any hedge agreements relating to production prior to the Effective Time); provided that any cash held by the Company as of the Effective Time which represents pre-paid revenue that would otherwise be accrued after the Effective Time shall remain with the Company.  For illustrative purposes, attached as Exhibit H is a pro forma statement of the assets and liabilities of the Company as of January 1, 2014 that gives effect to the foregoing assumption of liabilities of Mesa and allocation of cash to Mesa.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Expenses.  The Company shall pay the all of the reasonable, documented out-of-pocket expenses of Purchaser and Purchaser’s affiliates in connection with the transactions contemplated hereby and in connection with any subsequent amendment or waiver thereof, including without limitation all reasonable fees and disbursements of any outside accounting, legal, insurance, real estate, environmental, geological, or other professionals engaged by Purchaser in connection with such transactions.

Section 6.2 Survival of Agreements; Indemnification.

(a) All covenants and agreements made in this Agreement or any other Transaction Document shall survive the execution and delivery of the Transaction Documents and the issuance, sale and delivery of the Purchased Units.  All representations and warranties made in this Agreement or any other Transaction Document shall survive for a period of eighteen (18) months following the Initial Closing Date, except that the representations and warranties made in Sections 2.1, 2.2, 2.3 and 2.4 (the “Fundamental Representations”) will survive until the expiration of the applicable statute of limitation.  All statements contained in any certificate or other instrument delivered by the Company and/or the Related Parties hereunder or thereunder or in connection herewith or therewith shall be deemed to constitute representations and warranties made by the Company and the Related Parties.  All covenants, agreements, representations, and warranties made herein or in the Transaction Documents or any other document referred to herein or delivered to the Purchaser pursuant hereto will be deemed to have been relied on by the Purchaser, notwithstanding any investigation made by or on behalf of the Purchaser.

(b) The Parent Parties will jointly and severally defend, indemnify and save and hold harmless the Purchaser and its affiliates, together with their respective stockholders, members, partners, officers, directors, managers, employees, trustees, attorneys and representatives and affiliates (each, an “Indemnified Person”), from and against any and all losses, costs, expenses, liabilities, claims or legal damages (including, without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding, whether incurred in connection with a claim against the Company or a third party claim) (collectively, “Losses”) arising out of or resulting from:  (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by the Company or the Related Parties in this Agreement, any Transaction Document or in any certificate or other writing delivered pursuant to this Agreement, any Transaction Document or at Initial Closing; (ii) the failure of the Company or any Related Party to perform or observe fully any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement or any Transaction Document; (iii) any legal, administrative or other proceedings brought by any existing shareholders of Armada arising out of the transactions contemplated by this Agreement or any Transaction Document; or (iv) any litigation, tax, regulatory, environmental, employment or other claims made against the Company or any Subsidiary relating to the period of time prior to the Initial Closing Date; provided, however, that, if and to the extent that any indemnification is unenforceable for any reason, the Related Parties shall make the maximum contribution to the payment and satisfaction of such indemnified liability which shall be permissible under applicable laws.

(c) Each Indemnified Person shall notify the Related Parties in writing of any action against such Indemnified Person in respect of which the Company may be obligated to provide indemnification on account of Section 6.2, promptly (which in the case of formal litigation against the Indemnified Person, shall mean within thirty (30) days of the receipt of any summons) after the receipt of notice of the commencement thereof.  The omission of any Indemnified Person so to notify the Related Parties of any such action shall not relieve the Related Parties from any liability which the Related Parties may have to such Indemnified Person except to the extent the Related Parties shall have been materially prejudiced by the omission of such Indemnified Person to so notify the Related Parties, pursuant to this Section 6.2.  In case any such action shall be brought against any Indemnified Person and it shall notify the Related Parties of the commencement thereof, the Related Parties shall be entitled to participate therein and, to the extent that the Related Parties may wish, to assume the defense thereof, with counsel selected by the Related Parties and reasonably satisfactory to such Indemnified Person; provided, however, that (i) if the Parent Parties shall elect not to assume the defense of such claim or action or (ii) if the Indemnified Person reasonably determines (x) that there may be a conflict between the positions of any Parent Party and of the Indemnified Person in defending such claim or action or (y) that there may be legal defenses available to such Indemnified Person different from or in addition to those available to the Related Parties, then separate counsel for the Indemnified Person shall be entitled to participate in and conduct the defense and the Related Parties shall be liable for any reasonable legal or other expenses incurred by the Indemnified Person in connection with the defense.  The Related Parties will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to any third party claim against an Indemnified Person without the prior written consent of such Indemnified Person.

Section 6.3 Parties in Interest.  All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.  Without limiting the generality of the foregoing, all representations, covenants and agreements benefiting the Purchaser shall inure to the benefit of any and all subsequent holders from time to time of Purchased Units.

Section 6.4 Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile, addressed as follows:

(a) if to the Company or the Parent Parties, to such parties at 5220 Spring Valley Road, Suite 615, Dallas, TX  75254, Facsimile Number:  (972-490-9161), Attn:  Randy M. Griffin, with an email copy (which shall not constitute notice) to rgriffin@armadaoil.us, and with a copy to Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, NY  10022, Facsimile Number:  (212) 400-6930, Attn:  Barrett S. DiPaolo.

(b) if to the Purchaser, to it at 757 Third Avenue, Suite 1703, New York, New York 10017, Facsimile Number: (646) 467-5271, Attn: Marceau N. Schlumberger and Peter Meyers, with an email copy (which shall not constitute notice) to marceau@coralreefcap.com and peter@coralreefcap.com, and with a copy to Herrick, Feinstein LLP, 2 Park Avenue, New York, NY 10016, Facsimile Number: (212) 592-1500, Attn.: John A. Rogers, Esq.;

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

Section 6.5 Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of laws principles thereof that would cause the application of the laws of a jurisdiction other than the State of New York.

(b) Each party hereto hereby consents to the non-exclusive jurisdiction of a federal court located within the county of New York, State of New York, (or if there shall not be federal jurisdiction in such court, a state court located within the county of New York, State of New York) and irrevocably agrees that all actions or proceedings relating to or arising out of this Agreement, the Transaction Documents, or the Purchased Units may be tried and litigated in such court.  Each party hereto hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit, or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or that this agreement or the subject matter hereof may not be enforced in or by any of the above-named courts.  Each of the parties hereto hereby consents to service of process in any such action, suit, or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, to the persons and at the addresses set forth in Section 6.4 above, is reasonably calculated to give actual notice, and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that such service of process does not constitute good and sufficient service of process.

(c) Each party hereto hereby waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement, the Transaction Documents, or the subject matter hereof or thereof.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.  This Section 6.6 has been fully discussed by each of the parties hereto and these provisions shall not be subject to any exceptions.  Each party hereto hereby further warrants and represents that such party has reviewed this waiver with its legal counsel, and that such party knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or modifications to (or assignments of) this agreement.  In the event of litigation, this agreement may be filed as a written consent to a trial (without a jury) by the court.

Section 6.6 Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof.  All Schedules and Exhibits hereto are hereby incorporated herein by reference.

Section 6.7 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.8 Amendments.  This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the Purchaser.

Section 6.9 Severability.  If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

Section 6.10 Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

Section 6.11 Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) “affiliate” or “affiliated” shall mean, with respect to any person, any other person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified person.

(b) “Bank” means The F&M Bank & Trust Company.

(c) “Environment” shall mean navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

(d) “Environmental Laws” shall mean all laws, ordinances, regulations, codes, orders, judgments, injunctions, awards or decrees relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC Section 6901 et. seq., the Toxic Substances Control Act, 15 USC Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC Section 1251 et. seq., the Clean Air Act, 42 USC Section 121 et. seq., the Federal insecticide, Fungicide and Rodenticide Act, 7 USC Section 121 et. seq., the Occupational Safety and Health Act, 29 USC Section 651 et. seq., the Asbestos Hazard Emergency Response Act, 15 USC Section 2641 et. seq., the Safe Drinking Water Act, 42 USC Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts, and all such laws, ordinances, regulations, codes, orders, judgments, injunctions, awards and decrees as are applicable.

(e) “F&M Facility” shall mean the Loan Agreement, dated July 22, 2011 among Mesa Energy, Inc, Mesa Energy Holdings, Inc., the Subsidiaries and the Bank.

(f) “Hazardous Substance” shall mean any toxic waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Environmental Law.

(g) “knowledge of the Company” or “the Company’s knowledge” shall mean, with respect to a particular fact or matter (i) the actual knowledge of such fact or matter of any member of the board of directors or executive officer (including, for the avoidance of doubt, David Freeman) of the Company or any Related Party and (ii) such knowledge of such fact or matter as any such persons would reasonably be expected to discover or otherwise become aware of in the ordinary course of performing his or her respective responsibilities.

(h) “Leases” shall mean the active oil, gas, and/or mineral leases to which the Company or any Subsidiary is a party.

(i) “Net Acres” shall mean, with respect to a particular Lease, the interest in and to all oil, gas and other minerals produced, saved and sold from or allocated to such Lease, after giving effect to all valid landowners’ royalties, overriding royalties, production payments and other burdens upon, measured by, or payable out of production therefrom.

(j) “Net Revenue Interest” shall mean, with respect to a particular Oil and Gas Asset, the interest in and to all oil and gas produced, saved and sold from or allocated to such Oil and Gas Asset, after giving effect to all valid landowners’ royalties, overriding royalties, production payments and other burdens upon, measured by, or payable out of production therefrom.

(k) “Oil and Gas Assets” shall mean all rights, titles, and interests owned by any of the Company or any Subsidiary in and to the Leases and the Wells.

(l) “person” shall mean an individual, corporation, trust, partnership, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

(m) “Real Property” shall mean real property, easements, rights of way, mining claims, water rights, and leaseholds.

(n) “Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into, onto, or through the indoor or outdoor Environment or into, through, or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water, or property.

(o) “Stated Net Acres” shall mean, with respect to any Lease, the Net Acres as set forth in such Lease.

(p) “Stated Net Revenue Interest” shall mean, with respect to any Lease, the Net Revenue Interest as set forth in such Lease.

(q) “subsidiary” shall mean, as to the Company, any corporation, partnership, limited liability company or other legal entity of which more than 50% of the outstanding voting power or the ability to designate a majority of the Board of Directors or other governing body, as the case may be (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned by the Company, or by one or more of its subsidiaries, or by the Company and one or more of its subsidiaries.

(r) “Wells” shall mean the active oil and gas wells owned, leased, or operated by the Company or any Subsidiary.

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IN WITNESS WHEREOF, the Company and the Purchaser have executed this Agreement as of the day and year first above written.

ARMADA OIL, INC.

By:

Name:

Title:

MESA ENERGY, INC.

By:

Name:

Title:

GULFSTAR RESOURCES LLC

By:

Name:

Title:

TNR HOLDINGS LLC

By: Mesa Energy, Inc., its managing member

By:

Name:

Title:

Schedule I

Exhibit A

Use of Proceeds from Initial Unit Purchase

The initial budget for the Use of Proceeds from the Initial Unit Purchase (Tranche A) is as follows:

In the Lake Hermitage Field:

LLDSB # 4 - pull tubing, clean or replace joints as necessary and re-perforate	$ 350,000

LLDSB # 30 – pull tubing, clean or replace joints as necessary and re-perforate	$ 250,000

Conversion of existing well bore with no future utility to SWD well	$ 350,000

Acquire and re-process 3-D over the Lake Hermitage Field	$ 225,000

Sidetrack the LLDSB # 34	$2,700,000

LLDSB # 5 – pull tubing, clean or replace joints as necessary and re-perforate	$ 200,000
Contingency and reserve for additional projects and cash requirements to be approved by the Management Committee and a majority of the holders of Class A Units

Working Capital to be retained by TNR Holdings LLC	$ 425,000

Commitment Fees and Transaction Expenses	$ 250,000

Total for Tranche A	$6,250,000

*  The first two projects listed above are certain.  Beyond those two, the project selection, budget and order of completion shall be at the discretion of the Management Committee and upon the consent of a majority of the holders of Class A Units.

Exhibit B

Use of Proceeds from Subsequent Closing(s)

The initial budget for the Use of Proceeds from the Subsequent Closing (s) (Tranche B) is not yet determined but shall ultimately be to acquire producing properties or properties that are imminently producible, as reasonably determined by Armada after consultation with the Purchaser, in order to remove, if not entirely, then at least fifty percent (50%) of, the F&M Bank lien from the portion of the properties owned by TNR that is equivalent to the Purchaser’s portion of the ownership of the Company.  The Purchaser and Armada shall work together in this regard in the identification and evaluation of prospective properties.  Subject to the above, the general budget is:

Acquire producing properties or properties that are imminently producible	$5,850,000

Funds to Armada to pay off existing unsecured debt balance	$ 650,000

Commitment Fees and Expenses	$ 200,000

Total for Tranche B	$6,700,000

Exhibit C

Use of Proceeds from Purchase Option Exercise

Upon completion of the Purchaser’s due diligence and at the Purchaser’s sole discretion, the Company will be permitted to draw on Tranche C of the Total Commitment.  The preliminary budget for the Use of Proceeds from the Purchase Option Exercise (Tranche C) is as follows:

Wyoming:

Drill pilot hole/vertical well as a Tensleep and log	$1,000,000

Complete as vertical well	$ 800,000

Contingency to complete as horizontal Niobrara well	$2,400,000

Infrastructure/additional contingency	$ 200,000

Commitment Fees and Expenses	$ 150,000

Total for Tranche C	$4,550,000

In connection with the development of the Parent Parties’ (or their Subsidiaries’) Wyoming properties:  In any well (or portion of a well) drilled with proceeds from the Purchaser, Purchaser shall receive a 5% permanent overriding royalty interest (“ORRI”) and a 5% temporary ORRI, to be assigned upon receipt of an executed lease per the appropriate Parent Party’s (or an affiliate’s) Seismic and Farmout Agreement with Anadarko Petroleum, in the initial lease drilled in the Parent Parties’ Wyoming project area.  Upon a sale of assets by the appropriate Parent Party (or any affiliate) that includes the leasehold on which a temporary ORRI has been assigned, the Purchaser agrees to include the temporary ORRI in the sale at a price reasonably equivalent to the asset sale price being received by such  Parent Party (or its affiliate).  In any case where a Parent Party’s (or its affiliate’s) working interest in the well is less than 100%, the ORRIs shall be proportionately reduced.

In connection with the development of the Parent Parties’ (or their Subsidiaries’) Oklahoma properties:  In any well (or portion of a well) drilled with proceeds from the Purchaser, Purchaser shall receive a permanent ORRI on a per drilling unit basis equal to the difference between the existing royalty burden on each lease comprising the unit and 75%.  In addition, Purchaser shall receive a temporary ORRI equal to the difference between the permanent ORRI and 10%.  Upon a sale of assets by the appropriate Parent Party (or any affiliate) that includes the leasehold on which a temporary ORRI has been assigned, Purchaser agrees to include the temporary ORRI in the sale at a price reasonably equivalent to the asset sale price being received by such Parent Party (or its affiliate).  In any case where the a Parent Party’s (or its affiliate’s) working interest in the well is less than 100%, the ORRIs shall be proportionately reduced.